SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 3, 2011

DUTCH GOLD RESOURCES, INC.

(Exact name of Registrant as specified in its charter)

Nevada	333-72163	58-2550089
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3500 Lenox Road Suite 1500 Atlanta, Georgia	30326
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 419-2440

N/A
(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 3, 2011, Steven Keaveney resigned as the Registrant’s Chief Financial Officer. On April 21, 2011 the Board of Directors appointed Tom Leahey as his replacement as Chief Financial Officer. Mr. Leahey has not been involved in any transaction with the Company that would require disclosure under Item 404(a) of the Regulation S-K.

Tom Leahey, 49, Chief Financial Officer. Mr. Leahey has been at the center of the capital markets for the past 25 years. Prior to his service as Chief Financial Officer and from 2007 to 2009, Mr. Leahey served in a business development and investor role for New York City based Galtere International Fund. Prior thereto and from 2004, Mr. Leahey served as the Chief Financial Officer of NetworkD Corporation of Newport Beach, California a leading provider of infrastructure management software offices in France, Russia, the United Kingdom and Germany. Mr. Leahey was added to NetworkD’s board in 2005 and helped build the company platform by completing the acquisition of ADMS. During Mr. Leahey tenure as CFO, sales grew by 300% to where NetworkD became one of the world’s largest independent providers of infrastructure management software and related services. Leahey led the full equity sale of the company in 2008 to a large venture funded entity. Leahey continues to serve as an advisor to NetworkD’s parent company. Mr. Leahey began his career as a corporate banker working for large money center banks including Fleet Financial Group in Providence, Rhode Island and Wachovia Bank in Atlanta, Georgia where he served as Vice President of Corporate Banking.  In 1993, Leahey was hired by The Maxim Group as Chief Financial Officer leading the company through its initial public offering of stock (IPO). Mr. Leahey joined Atlanta based STI Knowledge in 2000 as Chief Financial Officer. Mr. Leahey received his BS Degree in Economics from Florida State University

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUTCH GOLD RESOURCES, INC.

Date: May 3, 2011	By:	/s/ Daniel W. Hollis
Name: Daniel W. Hollis
Title: Chief Executive Officer